Exhibit 10.15(b)

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

WHEREAS, Semiconductor Components Industries, LLC (the “Company”) and Bob Klosterboer (the “Executive”) entered into an Employment Agreement dated as of March 14, 2008 (the “Agreement”);

WHEREAS, all defined terms used herein shall have the meanings set forth in the Agreement unless specifically defined herein; and

WHEREAS, the Executive and the Company desire to amend the Agreement as set forth in this Amendment No. 1 to the Agreement (the “Amendment”).

NOW, THEREFORE, for mutual consideration the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1. The second to last sentence of Section 5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, to receive the termination related payments and benefits described in this Section 5, within the time periods described below, the Executive must execute (and not revoke) a general release and waiver (in a form reasonably acceptable to the Company) waiving all claims the Executive may have against the Company, its affiliates (including, without limitation, Parent (as defined below)), successors, assigns, executives, officers and directors, and others. The release shall be provided to the Executive on or before the date that is five (5) days following the Date of Termination and the Executive shall have twenty-one (21) days following the date on which the release is given to the Executive to sign and return the release to the Company. The release must be executed and returned to the Company within the time period described in the release and it must not be revoked by the Executive during the seven (7) day revocation period that will be described in the release. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the severance payments described in Section 5(a) constitute a “deferral of compensation” within the meaning of the Section 409A Regulations, and if the consideration period that will be described in the release, plus the seven (7) day revocation period that will be described in the release, spans two (2) calendar years, the severance payments shall not begin until the second calendar year.

2. Section 5(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

(c) Change in Control. If within twenty-four (24) months following a Change in Control (as defined herein), (i) the Company terminates the Executive’s employment without Cause; or (ii) the Executive terminates employment with the Company for Good Reason, then, in addition to all of the benefits provided to the Executive under Section 5(a) of this Agreement, notwithstanding any provision in any applicable award agreement between the Company and the Executive: (i) any outstanding but unvested portion of the Option described in Section 2(d) or any Assumed AMIS Options (as defined herein) shall vest upon the Date of Termination; (ii) the Option and any Assumed AMIS Options will remain fully exercisable until the first to occur of (1) the one-year anniversary of the Date of Termination, and (2) the tenth anniversary of the grant date of such option; and (iii) the PBRSU Award described in Section 2(d) and any Assumed AMIS RSUs (as defined herein) shall vest and become payable upon the Date of Termination to the extent not previously vested and paid. For purposes of this Agreement, (x) a “Change in Control” shall have the meaning set forth in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as it may be amended from time-to-time; (y) the “Assumed AMIS Options” shall mean the stock options granted to the Executive by AMIS and assumed by Parent pursuant to the AMIS Transaction; and (z) the “Assumed AMIS RSUs” shall mean the restricted stock unit awards granted to the Executive by AMIS and assumed by Parent pursuant to the AMIS Transaction. In addition, the Executive shall be entitled to an amount equal to the total target Bonus (as defined above) under the Bonus Program in effect as of the Date of Termination; provided that if Bonuses are paid semi-annually as of the Date of Termination the Executive shall be entitled to an amount equal to two (2) times the total target Bonus for the Performance Cycle in which the Date of Termination occurs, with such amount paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii).

3. Section 7 of the Agreement is hereby amended and restated in its entirety to read as follows:

7. Non-Solicitation. The Executive recognizes that the Company’s employees are a valuable asset to the Company and represent a substantial investment of Company time and resources. Accordingly, during the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of ON Semiconductor Corporation (the “Parent”), the Company or any of their subsidiaries to perform services for any entity (other than the Parent, the Company or their subsidiaries), or attempt to induce any such employee to leave the employment of the Parent, the Company or their subsidiaries.

4. Section 8 of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) During the Employment Period and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, “Confidential Information” shall mean all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. “Confidential Information” does not include information that (i) is or becomes part of the public domain through no fault of the Executive; (ii) is already known to the Executive and has been identified by the Executive to the Company in writing prior to the commencement of the Executive’s employment with Company; or (iii) is subsequently lawfully received by the Executive from a third party not subject to confidentiality restrictions.

(b) During the Executive’s employment with Company, and at all times thereafter, the Executive will (i) keep confidential and not divulge, furnish or make accessible to any person any Confidential Information; and (ii) use the Confidential Information solely for the purpose of performing the Executive’s duties of employment and not for the Executive’s own benefit or the benefit of any other Person. Promptly after the Date of Termination, or at any time upon request by Company, the Executive shall return to Company any Confidential Information (in hard copy and electronic formats) in the Executive’s possession.

(c) With the limited exceptions noted below, the Executive shall be permitted to disclose Confidential Information to the extent, but only to the extent, (i) Company provides its express prior written consent to such disclosure; (ii) it is necessary to perform the duties of the Executive’s employment; or (iii) as required by law; provided, that prior to making any disclosure of Confidential Information required by law (whether pursuant to a subpoena, government investigative demand, or other similar process), the Executive must notify Company of the Executive’s intent to make such disclosure, so that Company may seek a protective order or other appropriate remedy and may participate with the Executive in determining the amount and type of Confidential Information, if any, which must be disclosed to comply with applicable law.

(d) There are limited exceptions to the above confidentiality requirement if the Executive is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent), and the Securities and Exchange Commission. This Agreement does not limit the Executive’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Agreement shall prevent the Executive from the disclosure of Confidential Information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, the Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to the Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if the Executive or the Executive’s attorney: (i) files any document containing Confidential Information or trade secrets under seal; and (ii) does not disclose Confidential Information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among other laws, the Defend Trade Secrets Act of 2016.

(e) The Executive and the Company agree that the Parent, the Company, and their affiliates would likely suffer significant harm from the Executive competing with any or all of the Parent, the Company or their affiliates for a certain period of time after the Date of Termination. Accordingly, the Executive agrees that the Executive will not, for a period of one (1) year following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Competitive Business (as defined below) in or from any location in the United States (the “Restricted Territory”); provided, however, that if (and only if) required by a court of competent jurisdiction for the provisions of this section to remain valid and enforceable against the Executive, the Restricted Territory means the state of Arizona. For purposes of this Agreement, “Competitive Business” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or government agency or political subdivision thereof that is engaged in, or otherwise competes or has demonstrated a potential for competing with the Business (as defined below) for customers of the Company or its affiliates anywhere in the world. For purposes of this Agreement, “Business” shall mean the design, marketing and sale of semiconductors in the power, analog, digital signal processing, mixed signal, advanced logic, discrete and custom devices, data management semiconductors, memory and standard semiconductor components and integrated circuits offered by any or all of the Parent, the Company or their affiliates for use in electronic products, appliances and automobiles, computing, consumer and industrial electronics, wireless communications, networking, military and aerospace and medical end-user markets.

(f) Upon the termination of the Employment Period, the Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Parent, the Company or their affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in the Executive’s possession.

(g) During the Employment Period and at all times thereafter, the Executive agrees that the Executive will not make (or cause or encourage others to make) statements that unlawfully defame or disparage the Parent, the Company, their affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives.

5. Section 9 of the Agreement is hereby amended by adding the following new sentence to the end thereof to read as follows:

If the Executive is in breach of any of the provisions of Section 7 or 8 above, then the time periods set forth in Sections 7 or 8 will be extended by the length of time during which the Executive is in breach of any of such provisions.

6. Section 11 of the Agreement is hereby amended by adding the following new subsection (m) to the end thereof to read as follows:

(m) By signing this Agreement, the Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time.

7. The Agreement is hereby amended by adding the following new Section 12 to the end thereof to read as follows:

12. Section 280G of the Internal Revenue Code.

(a) Sections 280G and 4999 of the Internal Revenue Code may place significant tax burdens on both the Executive and the Company if the total payments made to the Executive due to certain change in control events described in Section 280G of the Internal Revenue Code (the “Total Change in Control Payments”) equal or exceed the Executive’s 280G Cap. For this purpose, the Executive’s “280G Cap” is equal to the Executive’s average annual compensation in the five (5) calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times three (3). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Internal Revenue Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one (1) times the Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments will equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Internal Revenue Code and the applicable Treasury Regulations will control over the general provisions of this Section 12. All determinations and calculations required to implement the rules set forth in this Section 12 shall take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, the Executive shall be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).

(b) Subject to the “best net” exception described in Section 12(c), in order to avoid the imposition of the Excise Tax, the total payments to which the Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction first applied to the cash severance payments that the Executive would otherwise be entitled to receive pursuant to this Agreement and thereafter applied in a manner that will not subject the Executive to tax and penalties under Section 409A of the Internal Revenue Code.

(c) If the Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which the Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 12(b). If this “best net” exception applies, the Executive shall be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on the Executive pursuant to Section 4999 of the Internal Revenue Code or otherwise.

(d) The Company will engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 12. The Consultant shall provide detailed supporting calculations to both the Company and the Executive and all fees and expenses of the Consultant shall be borne by the Company. If the provisions of Section 280G and 4999 of the Internal Revenue Code are repealed without succession, this Section 12 shall be of no further force or effect. In addition, if this provision does not apply to the Executive for whatever reason, this Section shall be of no further force or effect.

8. The provisions of this Amendment shall be effective as of the date written below.

9. This Amendment shall amend only the provisions of the Agreement as set forth herein. Those provisions of the Agreement not expressly amended shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of June 1, 2017.

Semiconductor Components Industries, LLC

/s/ KEITH D. JACKSON
Name: Keith Jackson
Title: Chief Executive Officer and President

/s/ BOB KLOSTERBOER
Name: Bob Klosterboer

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